EXHIBIT 23.1

Total S.A.

Registered office: 2, place de la Coupole – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Total S.A. 2007 Stock Option Plan of our reports dated March 31, 2008, with respect to the consolidated financial statements of Total S.A. and subsidiaries (“Total”), and the effectiveness of internal control over financial reporting of Total, included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission, and to the reference to our firms under the heading “Selected Financial Data” in this Annual Report.

KPMG Audit	ERNST & YOUNG Audit
A division of KPMG S.A.
Represented by	Represented by

/s/ René Amirkhanian	/s/ Gabriel Galet	/s/ Philippe Diu
René Amirkhanian	Gabriel Galet	Philippe Diu

Paris La Défense, April 17, 2008